Exhibit 99.1

RELEASE DATE: March 16, 2007
CONTACT:	Media:	Financial Community:
	Jim Kosowski	Dennis Halpin
	304-234-2440	304-234-2421
FOR IMMEDIATE RELEASE
WHEELING-PITTSBURGH CORPORATION
ANNOUNCES FOURTH QUARTER and FULL YEAR 2006 RESULTS

Wheeling-Pittsburgh and Esmark Reach Merger Agreement
Company to File Form 12b-25 with SEC
     WHEELING, W.V., March 16, 2007 — Wheeling-Pittsburgh Corporation (NASDAQ:WPSC), the holding company of Wheeling-Pittsburgh Steel Corporation, today reported its financial results for the year ended December 31, 2006.
     For 2006, the Company reported a net income of $6.5 million, or $0.44 per basic and diluted share. This compares to a net loss of $33.8 million for 2005, or $(2.37) per basic share and diluted share. For the fourth quarter of 2006, the Company reported a net loss of $18.1 million, or $(1.20) per basic and diluted share. This compares with a net loss of $23.4 million in the fourth quarter of 2005, or $(1.61) per basic share and diluted share.
     Net sales for 2006 totaled $1,770.8 million, as compared to net sales of $1,560.5 million for 2005. Net sales of steel products for 2006 totaled $1,700.4 million on steel shipments of 2,329,667 tons, or $730 per ton. Net sales of steel products for 2005 totaled $1,484.7 million on steel shipments of 2,164,404 tons, or $686 per ton. The increase in net sales can be attributed to an increase in the volume of steel products sold and an increase in the average selling price of steel products of $44 per ton, offset by a decrease in raw material sales.
     Cost of sales for 2006 totaled $1,621.8 million, as compared to cost of sales of $1,479.5 million for 2005. Cost of sales for steel products sold in 2006 totaled $1,575.3 million, or $676 per ton. Cost of sales for steel products sold in 2005 totaled $1,434.3 million, or $663 per ton. The increase in the cost of steel products sold of $141.0 million, or $13 per ton, resulted principally from an increase in volume, an increase in the cost of certain raw materials, largely zinc, and an increase in payroll-related costs.
     Net sales for the fourth quarter of 2006 totaled $357.1 million, as compared to net sales of $370.9 million for the fourth quarter of 2005. Net sales of steel products for the fourth quarter of 2006 totaled $332.3 million on steel shipments of 431,325 tons, or $770 per ton. Net sales of steel products for the fourth quarter of 2005 totaled $356.0 million on steel shipments of 527,336, or $675 per ton.
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Wheeling-Pittsburgh — Page 2
     Cost of sales for the fourth quarter of 2006 totaled $340.9 million, as compared to cost of sales of $365.6 million for the fourth quarter of 2005. Cost of sales for steel products sold in the fourth quarter of 2006 totaled $325.3 million, or $754 per ton. Cost of sales for steel products sold in the fourth quarter of 2005 totaled $354.8 million, or $673 per ton.
Wheeling-Pittsburgh and Esmark Reach Merger Agreement;
Company Reaches Agreement to Amend Term Loan Financial Covenants;
Commitment to Raise $50 Million in Convertible Notes
     In a separate press release today, the Company’s Board of Directors and Esmark Incorporated jointly announced that they have executed a definitive merger agreement and will begin the process of SEC S-4 proxy filings required to send the approved transaction to shareholder approval.
     In recent weeks, Wheeling-Pittsburgh Steel has been in a discussion with its short term lenders, long term lenders, and the Emergency Steel Loan Guarantee Board (Loan Board) to approve the merger transaction, approve a $50 million convertible note intended to provide Wheeling-Pitt with the liquidity it requires to manage its business in the normal course until the anticipated merger, and support the company with covenant relief which allows the merger to happen. This effort has been successful and the long term lenders and the Loan Board have agreed to a series of covenant waivers and modifications, and approval of the merger transaction.
     The above mentioned $50 million convertible note has been arranged with a group of Wheeling-Pittsburgh and Esmark shareholders and investors, including James P. Bouchard, Chairman and CEO and Craig T. Bouchard, Vice Chairman and President of the Company, respectively. The notes will be convertible into shares at the merger price upon completion of the merger, or if no merger is consummated, at the election of the investors, the notes may be converted or shall be payable in cash on November 15, 2008, subject to certain limitations in our agreements with our short term and long term lenders. Proceeds from the issuance of the convertible notes not used to pay down the term loan will be used for general corporate purposes.
     “I am extremely pleased that Wheeling-Pitt and Esmark have executed merger agreements and that we have reached an agreement to amend the existing financial covenants of Wheeling-Pitt’s term loan,” Craig Bouchard said. “The $50 million in convertible notes was necessary to ensure the strength of the company as well as to resolve potential financial covenant compliance issues and receive a satisfactory 2006 audit result. Major shareholders of Wheeling-Pitt and Esmark participated and Jim and I felt that our participation in the purchase of these notes would send a signal to the marketplace. We believe in the future of Wheeling-Pittsburgh Steel. Together, these agreements mark significant steps in the transformation of this Company into a financially stable and consistently profitable enterprise.”
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Wheeling-Pittsburgh — Page 3
     “Clearly, the Company’s 2006 results were a disappointment. We began our jobs of turning this Company around on December 4. We have reconstructed the management corps at the Company and they are doing their jobs well,” James Bouchard said. “We will convert this Company into the most efficient downstream steel production and distribution company in the United States.”
Filing of 12b-25 with SEC
     Given the agreements reached today regarding the merger agreement of the Company with Esmark Incorporated, the effectiveness of the amendments to the Company’s term loan and revolver, and the financing commitments, the Company expects to file a Form 12b-25 with the Securities and Exchange Commission with respect to its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 on March 19, 2007.
     Management will conduct a live call today at 3 p.m. ET to review the Company’s financial results and business prospects. Individuals wishing to participate can join the conference call by dialing 800-811-8845- or 913-981-4905. A replay will be available until March 23, 2007 by dialing 888-203-1112 or 719-457-0820, and using the pass code 3429091. The call can also be accessed via the Internet live on our website at www.wpsc.com or as a replay through http://www.investorcalendar.com.
     This release contains certain projections or other forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act regarding future events or the future financial performance of Wheeling-Pittsburgh Corporation that involve risks and uncertainties. Forward-looking statements reflect the current views of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from actual future events or results. These risks and uncertainties include, among others, factors relating to (1) the Company’s potential inability to generate sufficient operating cash flow to service or refinance its indebtedness, (2) concerns relating to financial covenants and other restrictions contained in its credit agreements, (3) intense competition, dependence on suppliers of raw materials and cyclical demand for steel products, (4) the risk that the businesses the Company and Esmark will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (5) the ability of combined companies to realize the expected benefits from the proposed combination, including expected operating efficiencies, synergies, cost savings and increased productivity, and the timing of realization of any such expected benefits; (6) lower than expected operating
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Wheeling-Pittsburgh — Page 4
results for the Company; (7) the risk of unexpected consequences resulting from the combination of the Company and Esmark; and (8) certain other risks identified “Item 1A — Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and other reports and filings with the SEC, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. In addition, any forward-looking statements represent Wheeling-Pittsburgh Corporation’s views only as of today and should not be relied upon as representing the Company’s views as of any subsequent date. While Wheeling-Pittsburgh Corporation may elect to update forward-looking statements from time to time, the Company specifically disclaims any obligation to do so.
About Wheeling-Pittsburgh
Wheeling-Pittsburgh is a steel company engaged in the making, processing and fabrication of steel and steel products using both integrated and electric arc furnace technology. The Company manufactures and sells hot rolled, cold rolled, galvanized, pre-painted and tin mill sheet products. The Company also produces a variety of steel products including roll formed corrugated roofing, roof deck, floor deck, bridgeform and other products used primarily by the construction, highway and agricultural markets.
The Company’s condensed consolidated statements of operations and condensed consolidated balance sheets are attached.
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WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues
Net sales, including sales to affiliates of $54,780, $83,928, $333,267, and $343,546	$357,131	$370,877	$1,770,765	$1,560,513

Cost and expenses
Cost of sales, including cost of sales to affiliates of $54,666, $87,839, $319,179 and $346,057, excluding depreciation and amortization expense	340,896	365,595	1,621,799	1,479,474
Depreciation and amortization expense	13,044	8,363	39,496	33,984
Selling, general and administrative expense	23,700	18,723	85,530	71,552

Total costs and expenses	377,640	392,681	1,746,825	1,585,010

Operating income (loss)	(20,509)	(21,804)	23,940	(24,497)

Interest expense and other financing costs	(6,786)	(5,071)	(26,749)	(21,834)
Other income	1,929	2,940	13,332	11,843

Income (loss) before income taxes	(25,366)	(23,935)	10,523	(34,488)
Income tax provision (benefit)	(7,330)	—	4,244	(71)

Income (loss) before minority interest	(18,036)	(23,935)	6,279	(34,417)
Minority interest	(54)	521	202	583

Net income (loss)	$(18,090)	$(23,414)	$6,481	$(33,834)

Earnings (loss) per share:
Basic	$(1.20)	$(1.61)	$0.44	$(2.37)
Diluted	$(1.20)	$(1.61)	$0.44	$(2.37)

Weighted average shares (in thousands):
Basic	15,096	14,499	14,725	14,302
Diluted	15,096	14,499	14,864	14,302

Shipments — tons	431,325	527,336	2,329,667	2,164,404
Production — tons	475,042	632,022	2,502,315	2,452,131

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$21,842	$8,863
Accounts receivables, less allowance for doubtful accounts of $2,882 and $2,594	138,513	132,643
Inventories	212,221	166,566
Prepaid expenses and other current assets	27,911	21,732

Total current assets	400,487	329,804
Investment in and advances to affiliates	53,585	55,100
Property, plant and equipment, less accumulated depreciation of $114,813 and $75,977	626,210	557,500
Deferred income tax benefits	30,537	26,264
Restricted cash	2,163	13,691
Intangible assets, less accumulated amortization of $2,136 and $1,795	255	4,725
Other assets	9,308	33,164

Total assets	$1,122,545	$1,020,248

Liabilities
Current liabilities:
Accounts payable, including book overdrafts of $13,842 and $21,020	$99,536	$117,821
Short-term debt	110,000	17,300
Payroll and employee benefits payable	34,766	41,125
Accrued income and other taxes	10,333	11,735
Deferred income taxes payable	30,537	26,264
Accrued interest and other current liabilities	8,970	5,757
Deferred revenue	1,287	8,523
Long-term debt due in one year	32,119	31,357

Total current liabilities	327,548	259,882
Long-term debt, less amount due in one year	254,961	284,100
Employee benefits	121,953	123,498
Other liabilities	25,600	13,030

Total liabilities	730,062	680,510

Minority interest	106,290	74,234

Stockholders’ equity
Preferred stock — $.001 par value; 20,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock — $.01 par value; 80,000,000 shares authorized; 15,274,796 and 14,686,354 shares issued; 15,268,130 and 14,679,688 shares outstanding	153	147
Additional paid-in capital	289,903	276,097
Accumulated deficit	(4,159)	(10,640)
Treasury stock, 6,666 shares, at cost	(100)	(100)
Accumulated other comprehensive income	396	—

Total stockholders’ equity	286,193	265,504

Total liabilities and stockholders’ equity	$1,122,545	$1,020,248